EXHIBIT 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Cheryl Walsh, 602.957.9779
WalshCOMM

GameTech Names James Wilson as Chief Financial Officer

RENO, Nev. (May 4, 2005) — GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, announced today that James Wilson has been named Chief Financial Officer for the Company, effective May 17, 2005. Wilson is a seasoned financial executive with over 34 years of senior level finance, administration and operations experience in a number of industries, including the entertainment and electronic products industries. Most recently, Wilson served as Senior Vice President and Chief Financial officer for Torrance, California-based OrthAlliance, Inc., a publicly traded company and service provider to orthodontic and pediatric practices.

“We are very pleased to have Jim join our executive team,” said John Furman, GameTech’s President and CEO. “He brings worldwide experience in complex financial planning, as well as an understanding of the SEC requirements for publicly traded companies. In these days of Sarbanes-Oxley, we will count on Jim’s knowledge and experience to help guide us in public company matters and to provide additional support in investor relations. In addition, his skills in developing cost reduction plans and controls, strategic restructuring, and mergers and acquisitions will be invaluable as we move forward.”

In addition to OrthAlliance, Inc., Wilson has served as financial executive for Interplay Entertainment Corporation, Cloud 9 Interactive, Inc., SEGA of America and Applause Enterprises, Inc. He began his career with Arthur Young & Company and subsequently served as Vice President of Finance and Controller for Mattel Electronics, Inc., as well as Senior Vice President, Finance and Administration with the California Angels. Wilson received his Bachelor of Science in Accounting from DePaul University in 1971 and his CPA certification in 1973.

GameTech International, Inc. is a leading supplier of a comprehensive line of electronic bingo equipment, including hand-held bingo units, fixed base units and turnkey accounting and management software. The Company supports its customers with products that increase play, revenues and profits, and software customized to enhance management and operations, all backed by unparalleled customer service.

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